                                                                     EXHIBIT 99E

KEVIN S. ROSEN (Bar No. 133304)
WILLIAM E. THOMSON (Bar  No.  187912)
GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Telephone: (213) 229-7000
Fax:  (213) 229-7520

JULIA J. RIDER (Bar No. 067277)
ADRIANNE J. BROWNSTEIN (Bar No. 150227)
JEFFER, MANGELS, BUTLER & MARMARO LLP
2121 Avenue of the Stars, Tenth Floor
Los Angeles, California 90067-5010
Telephone:  (310) 203-8080
Fax:  (310) 203-0567

Attorneys for Plaintiff
COASTCAST CORPORATION



                         UNITED STATES DISTRICT COURT

                        CENTRAL DISTRICT OF CALIFORNIA

                                WESTERN DIVISION



COASTCAST CORPORATION, a      )  CASE NO. 98-6625 WMB (Mcx)
California corporation,       )
                              )  FIRST AMENDED COMPLAINT FOR
Plaintiff,                    )  INJUNCTIVE RELIEF FOR VIOLATION
                              )  OF FEDERAL SECURITIES LAWS AND
vs.                           )  FOR DECLARATORY RELIEF
                              )
JONATHAN VANNINI, an          )
individual,                   )
                              )
Defendant.                    )
                              )
 _____________________________)


/ / /
/ / /
/ / /
/ / /
/ / /

     Plaintiff Coastcast Corporation ("Coastcast"), for its First Amended Complaint, alleges as follows:

                                 INTRODUCTION
                                 ------------

     1. This lawsuit arises from defendant Jonathan Vannini's ("Vannini") rampant violations of the federal securities laws in his quest to wrest control of Coastcast from its Board of Directors (the "Board") to benefit himself.

     2. Vannini is carrying out his scheme through the filing of materially misleading statements under Sections 13 and Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") (15 U.S.C.(S)(S) 78m and 78n) and the public dissemination of materially misleading statements that amount to proxy solicitations encouraging Coastcast shareholders to oust the current members of the Board at a special shareholders meeting and allow Vannini and his hand-picked slate of directors to take over management of Coastcast.

     3. Vannini's quest to obtain control of Coastcast and enrich himself at the expense of Coastcast's shareholders began in or about June 1998, when Vannini began buying large amounts of Coastcast stock on an almost daily basis. In total, Vannini has invested nearly $15 million in Coastcast stock - - which Coastcast is informed and believes represents the majority of Vannini's assets.

     4. While Vannini claims that he is simply a long-term investor in Coastcast stock, and that he bought his shares with his personal funds, the facts call the accuracy of this statement into question. Coastcast stock is inherently speculative;

Coastcast is not a high-growth company. Generally, sophisticated investors like Vannini do not put large amounts of their investment assets into a single speculative stock for long-term investments. Thus, while Vannini states in various filings with the Securities and Exchange Commission ("SEC") that he has no "present" plans or proposals to sell Coastcast or otherwise benefit himself personally at the expense of the shareholders, this contention is suspect.

     5. Coastcast's suspicions as to Vannini's motives are heightened by the fact that Vannini has misrepresented his educational background in press releases and numerous filings with the SEC under penalty of perjury. While Vannini claims that he holds a BA in Economics from the University of California, Los Angeles ("UCLA") and an MBA from Columbia University, such claims are contradicted by the records maintained by UCLA and Columbia.

     6.   According to UCLA, Vannini attended UCLA for nearly two years but did
                                                                        -------
not receive any degree.  A true and correct copy of a declaration by a UCLA
----------------------
employee which attests to this fact, accompanied by Vannini's transcript, is attached hereto as Exhibit "A" and incorporated herein by this reference.

     7. As for Columbia University, Vannini's "academic certification" similarly indicates that he attended but did not receive a degree from that university. A true and correct copy of Vannini's Columbia "academic certification" is attached hereto as Exhibit "B" and incorporated herein by this reference. In addition, the Columbia Business School Alumni Directory indicates that Vannini neither graduated nor obtained a degree, and the Columbia Alumni Website does not list Vannini at all.

                             JURISDICTION AND VENUE
                             ----------------------

     8.   This Court has subject matter jurisdiction of this action pursuant to
Section 27 of the Exchange Act (15 U.S.C. (S) 78aa) and 28 U.S.C. (S) 1331.

     9. Venue is proper in this District pursuant to 28 U.S.C. (S) 1391(b) (2) in that a substantial part of the events giving rise to the claims herein occurred within this District.

                                  THE PARTIES
                                  -----------

     10. Coastcast is a corporation organized and existing under the laws of the state of California with its principal place of business in Los Angeles County, California.

     11.  Vannini is an individual residing in San Mateo County, California.

                               FACTUAL BACKGROUND
                               ------------------

     A.   Vannini's Materially Misleading 13D Filings.
          -------------------------------------------

     12. On or about July 10, 1998, Vannini filed a Schedule 13D (the "Schedule 13D") with the SEC, in which he disclosed a purported investment of approximately $9.9 million in shares of Coastcast common stock, allegedly representing beneficial ownership of 600,000 shares, or approximately 6.6% of the outstanding shares. A true and correct copy of Vannini's Schedule 13D is attached hereto as Exhibit "C" and incorporated herein by this reference.

     13. Vannini subsequently filed with the SEC an amendment to the Schedule 13D ("Amendment No. 1"), dated July 24, 1998, in which he disclosed a further purported investment of approximately $3,534,060 in shares of Coastcast common stock. Together with the previous investment, this allegedly constituted beneficial ownership of 891,000 shares, or approximately 9.9% of the outstanding shares. A true and correct copy of Amendment No. 1 is attached hereto as Exhibit "D" and incorporated herein by this reference.

     14. In a second amendment to the Schedule 13D ("Amendment No. 2"), dated July 31, 1998, Vannini disclosed a further purported investment of $220,000 in shares of Coastcast common stock, bringing his total alleged beneficial ownership to 911,000 shares, or approximately 10.12% of the outstanding shares. Vannini also stated that he had called a special meeting of Coastcast's shareholders to be held on September 22, 1998, and set forth his alleged agenda for the purported special meeting. One of the items on Vannini's alleged agenda was "to elect a board of seven directors," yet Vannini failed, in contravention of SEC Rules, to state also that he would be seeking to remove the Board and to disclose his proposed nominees. A true and correct copy of Amendment No. 2 is attached hereto as Exhibit "E" and incorporated herein by this reference.

     15. Vannini unsuccessfully attempted to correct these omissions in a third amendment to the Schedule 13D ("Amendment No. 3"), dated August 14, 1998. In Amendment No. 3, Vannini purported to set forth his proposed nominees to Coastcast's board of directors but still failed to disclose that he would also be seeking to remove the Board. A true and correct copy of Amendment No. 3 is attached hereto as Exhibit "F" and incorporated herein by this reference.

     B.   Vannini's Materially Misleading Public Statements.
          -------------------------------------------------

     16. Vannini's rapid accumulation of Coastcast stock and his misleading 13D filings were accompanied by Vannini's de facto proxy solicitation efforts. Vannini elected to wage his proxy battle in the press and directly to individual shareholders such as Jeff Gendel, by issuing public statements about his purported special shareholders' meeting and by otherwise communicating with Coastcast shareholders in a manner designed to lead to the procurement of Coastcast shareholder proxies. Vannini's public statements include at least the following:

          a. On July 21, 1998, Federal Filings Newswires quoted Vannini as saying that he "plans to contact Coastcast and other shareholders to discuss" his plans "to persuade Coastcast Corp. to adopt a stock buyback program, as well as to seek changes in the company's board of directors."

          b. On the same day, July 21, 1998, the Los Angeles Times reported that Vannini said he wants to "push for a stock buyback," change Coastcast's executive pay practices and shake up its board.

          c. In another article published by Federal Filings Newswires on July 27, 1998, Vannini is quoted as saying that the Board should "start behaving in a pro-shareholder-oriented way" by spending millions of its cash "on a massive buyback program."

          d. On July 28, 1998, Federal Filings Newswires quoted Vannini as saying that "[t]he current board of directors and [Coastcast chairman] Hans Buehler cannot be allowed to stand"
///
and accused them of failing to "realiz[e] their responsibilities in running a public company."

          e. In an August 3, 1998, Dow Jones News Service article, Dow Jones reported that Vannini had called a special meeting of Coastcast shareholders for September 22, 1998, and noted that Vannini claims that Coastcast's shares are undervalued.

          f. On August 4, 1998, the Wall Street Journal noted that Vannini had called for a special meeting and that Vannini "thinks the best investment for Coastcast's cash would be its own stock" (which is not surprising since such a repurchase could boost the value of Mr. Vannini's own shares by increasing the average price of Coastcast's remaining outstanding shares).

          g.   On August 13, 1998, before he even filed preliminary proxy
                                   ------
materials with the SEC, Vannini - - in violation of the securities laws - - issued a press release in which he announced that he was proposing a new slate of directors to replace four of the current seven directors, and that the new directors "would be committed to enhancing shareholder value and initiating responsible corporate governance policies". The clear implication of Vannini's statements was that the current Board did not subscribe to such policies. Vannini also stated that he "supported the election" of Hans Buehler (Coastcast's Chairman), Richard Mora (Coastcast's Chief Executive Officer) and Vernon Loucks Jr. - - who are presently on the Board - - thereby giving the false impression that these individuals supported Vannini.

          h. On August 27, 1998, Vannini issued a press release which, while praising Coastcast's initiation of a stock repurchase program, commented: "I urge Coastcast to complete a significant stock purchase program in short order and immediately take other steps necessary to improve the value of the shareholders' investment, such as eliminating excessive executive compensation and eliminating the board's ability to reprice stock options without shareholder approval."

     17. Coastcast is informed and believes and based thereon alleges that Vannini has and will continue to make material misstatements of fact and will omit material facts in his proposed and actual communications with shareholders unless enjoined from doing so.

     C.   Vannini's Materially Misleading Proxy Materials.
          -----------------------------------------------

     18. In addition to his informal proxy solicitation efforts, when challenged by Coastcast, Vannini also undertook the preliminary steps necessary to formalize the proxy solicitation process. In that regard, on or about August 14, 1998, Vannini filed preliminary proxy materials with the SEC, pursuant to
Section 14 of the Exchange Act and Rule 14 promulgated thereunder, and on August 28 filed an amendment thereto. A true and correct copy of these preliminary proxy materials, as amended, is attached hereto as Exhibit "G".

     19. Vannini's preliminary proxy materials violate Section 14(a) and Rule 14a and are a blatant attempt to mislead Coastcast shareholders in that they contain numerous material misrepresentations and omit material facts. Among other things, as set forth in more detail below, Vannini has lied about his educational background and has omitted material information relating to his purchases of Coastcast stock and the background and qualifications of himself and his proposed nominees to Coastcast's board.

     D.   Vannini's Bad Faith Litigation Tactics.
          --------------------------------------

     20. On August 13, 1998, Coastcast was forced by Vannini's campaign of misinformation as perpetuated in his statements to the press, his communications with shareholders, and his SEC filings to file suit against him. Included in Coastcast's complaint were claims for injunctive relief arising from Vannini's violations of Sections 13(d) and 14(a) of the Exchange Act, as well as a claim seeking a declaration that Vannini was not entitled to demand a special meeting of shareholders or to obtain shareholder information.

     21. Vannini filed a complaint in San Francisco Superior Court the next day, seeking, among other things, an order compelling Coastcast to call a special meeting of shareholders and providing Vannini with the requested shareholder information. Vannini also provided notice of his intent to seek an ex parte order granting him all the relief sought in his complaint.
--------

     22.  Vannini's complaint and ex parte application had numerous procedural
                                  --------
and substantive deficiencies. Among other things, the complaint was brought in the wrong county, a Federal action covering the same claims was already pending, and Vannini - - who was not a shareholder of record as defined by California law
- - was not entitled to the shareholder meeting and shareholder documents which
        ---
he sought. The most egregious of these defects - - i.e., the fact that Vannini had filed his complaint in the wrong county - - was brought to the attention of counsel for Vannini by letter along with a request that the San Francisco action be withdrawn. Vannini, however, did not withdraw his application and dismiss his lawsuit until after Coastcast had expended substantial sums to defeat his
                  -----
meritless action.

     E.   Vannini's Refusal To Answer Coastcast's Questions
          -------------------------------------------------
          Regarding The Source Of His Funds And His
          ------------------------------------------
          Educational Background.
          ----------------------

     23. As noted above, one of the reasons that Coastcast had refused to accede to Vannini's purported demands for shareholder information and for a special meeting of shareholders was because he was only a beneficial owner of shares, not a "shareholder of record" as defined by the California Corporations Code. Rather than having Vannini's alleged shares of Coastcast stock transferred into his name, Vannini dealt with this issue by having the actual "shareholder of record" request information and a meeting on his behalf. For example, on August 28, 1998, Cede & Co., at the request of Vannini, purported to call a special meeting of shareholders for October 26, 1998. On or about that date, Cede & Co., again on Vannini's behalf, also requested the shareholder information which Vannini himself had initially requested.

     24. Vannini's failure to transfer his purportedly beneficially owned shares into his name raised the issue of whether Vannini could not do so because those shares were subject to a margin loan or some other interest. Accordingly, on September 3, 1998, Coastcast, through its counsel, asked Smith Barney, Inc., the holder of Vannini's alleged shares, whether his firm or anyone else had or claimed any interest in Vannini's shares.

     25. Vannini's counsel refused to permit Smith Barney to answer Coastcast's question, and, even more significantly, refused to answer Coastcast's question himself. Even though it would have been a very simple matter for Vannini's counsel to answer "yes" or "no" to Coastcast's question and provide documentary proof of such answer, they instead stated that they "reject[ed] any allegation or insinuation that Mr. Vannini has failed to make proper disclosure in his
Schedule 13D filings."

     26. Coastcast thereafter subpoenaed Smith Barney. In response, Vannini hurriedly filed a motion to dismiss, and instructed Smith Barney not to provide any responsive documents on the alleged grounds that discovery in this action was stayed.

     27. Coastcast's counsel then asked two more of Vannini's counsel, orally and in writing, whether Vannini's Coastcast shares were subject to a margin loan or some other third party interest. Again, Vannini's counsel refused to answer this very simple question. Vannini's counsel's failure to answer this question, and concurrent efforts to stay discovery, lead to a reasonable inference that Vannini's shares are in fact subject to some third party interest - - which third party interest was not disclosed in Vannini's numerous SEC filings despite the requirement that it be so disclosed.

     28. This inference is supported by the fact that Vannini lied about his educational background in his various filings with the SEC. In or about early September 1998, Coastcast learned that Vannini might not have the degrees from

UCLA and Columbia which he represented under penalty of perjury that he held. In an effort to discern the truth, Coastcast served subpoenas on UCLA and Columbia.

     29. As with the margin loan issue, Vannini's counsel instructed those universities not to respond to the subpoenas on the alleged grounds that discovery was stayed in this action. Also as with the margin loan issue, Vannini's counsel refused to confirm informally that Vannini actually had the degrees he claimed to have.

     30. During a September 15, 1998 conference call with the Court, in response to a question by the Court, Vannini's counsel represented that Vannini did in fact have degrees from UCLA and Columbia (although he professed not to be sure what types of degrees or when those degrees were obtained).

     31. After that conference call, with the approval of Vannini's counsel and the Court, Coastcast's counsel inspected the documents which had been produced by UCLA despite Vannini's instruction to UCLA not to do so. Those documents showed that, in contrast to what Vannini's counsel told the Court, Vannini had attended UCLA for only approximately two years and had not received a degree. Coastcast confirmed its interpretation of these documents with a UCLA employee, who thereafter signed a declaration attesting to this fact.

     32. While Coastcast has not yet received the subpoenaed documents from Columbia, it expects to find the same thing. As with UCLA, the summary "academic certificate" informally provided by Columbia reflects that Vannini did not receive a degree. Moreover, the Columbia Alumni Directory reflects the same thing and Vannini is not even listed on the Columbia Alumni Website.

                             FIRST CLAIM FOR RELIEF
                             ----------------------
                      (INJUNCTIVE RELIEF FOR VIOLATION OF
             SECTION 13(d) OF THE EXCHANGE ACT (15 U.S.C. (S) 78m)
                    AND REGULATIONS PROMULGATED THEREUNDER)

     33. Coastcast realleges and incorporates by reference the allegations contained in paragraphs 1 through 32, above.

     34. Vannini's conduct as alleged above violates Section 13(d) of the Exchange Act and regulations promulgated thereunder in that, among other things:

          a. Vannini did not disclose whether he purchased his Coastcast shares with borrowed funds, despite the fact that the Form 13D requires such disclosure. Instead, he only vaguely stated that he had purchased the Coastcast shares with "personal funds". In fact, however, Coastcast is informed and believes and based thereon alleges that Vannini either obtained at least a portion of his shares on margin or otherwise received loans or advances facilitating their purchase. Coastcast's belief is based on two facts: one, that his counsel has refused to respond to Coastcast's informal inquiries regarding whether Vannini's shares are subject to some third party interest while concurrently acting to block all discovery; and two, that Vannini did not take any steps to transfer the shares of stock he alleged to beneficially own into his own name once he was advised that only "shareholders of record" had the rights he was purporting to exercise.

          b. Vannini similarly failed to disclose whether he has any "contracts, arrangements, understandings, or relationships" with respect to Coastcast securities, as required by Form 13D, stating only that the part of the
Schedule 13D which requires such disclosure is "not applicable". For the same reasons set forth above, Coastcast is informed and believes and thereon alleges that such "contracts, arrangements, understandings, or relationships" exist and that Vannini is refusing to disclose such agreements to hide the identities of his financial backers and thereby shield his true purpose in accumulating Coastcast stock and seeking to take control.

          c. Vannini stated that the purpose of his acquisition of Coastcast shares is to influence control of Coastcast in order to cause a wide array of changes, including the use of that influence to "persuade [Coastcast] to adopt a stock repurchase program" and alter the compensation of members of the Board. Yet Vannini failed to disclose in the Schedule what resources he plans to utilize to effect these changes. Nor did Vannini disclose what other changes he planned to implement at Coastcast, despite the fact that he stated obliquely that he would consider "other potential strategies to increase shareholder value". Moreover, Vannini's stated intentions do not make sense and appear calculated to mislead: investors simply do not invest large portions of their assets in a single speculative stock just to increase the value of shares which they did not own in the first place. Clearly, Vannini must have a different intention - - i.e., a merger, divestiture of assets, or simply to leverage a favorable stock repurchase for his (or his group's) benefit - - that he is failing to disclose.

          d. Vannini did not affirmatively indicate whether he was acting on behalf of a group of investors, despite the fact that the SEC's Form 13D requires such an indication. Coastcast is informed and believes and based thereon alleges that Vannini is in fact acting on behalf of a group of investors, including, but not limited to, his proposed nominees to the Coastcast board. Coastcast is informed and believes and based thereon alleges that the group's common purpose is to artificially inflate the price of Coastcast stock for the group's own benefit. In addition to the facts detailed above, Coastcast's belief is based on the fact that one of Vannini's proposed nominees to the Coastcast board, John Rehfeld, has been sued at least three times for artificially inflating the stock of companies with which he was involved, thus raising the possibility that he might be attempting the same thing with respect to Coastcast. Moreover, given Coastcast's understanding of Vannini's financial condition, based on conversations with Vannini, Coastcast believes that Vannini does not have the wherewithal to achieve his plan without financial backing.

          e. Vannini failed to disclose where and how he purchased his shares of Coastcast stock, despite the fact that such disclosure is required under Item 5 of Form 13D.

     35. In addition, as set forth below, Vannini attempted to mislead the public - - and in fact outright lied - - in his Schedule 13D and the amendments thereto:
///

          a. Vannini stated that he holds a BA in Economics from UCLA. This is not true. According to the UCLA registrar, Vannini did not have sufficient units to graduate and did not obtain a degree.

          b. Vannini stated that he holds an MBA from Columbia University. This also is not true. While Vannini's transcript reflects that he attended Columbia University for a brief period of time, it also reflects that he did not obtain a degree. Columbia's Alumni Directory similarly indicates that Vannini did not graduate or obtain a degree, and Vannini is not even listed on the Columbia Alumni Website.

          c. Despite purporting to call a special meeting of shareholders for September 22, 1998, Vannini failed to disclose that as he was not a shareholder of record, that he could not as a matter of law call a special meeting and that therefore his purported call was void and of no force or effect. Vannini's failure to disclose this fact is designed to mislead Coastcast's shareholders.

          d. Vannini included the revocation of amendments of two stock option plans as matters to be voted on at the alleged September 22, 1998 meeting. However, as Vannini well knew, these amendments had already been rescinded by the Board and could not be reinstated without shareholder approval. Coastcast believes that Vannini has included these amendments as agenda items solely for the purpose of providing a false and misleading platform for criticism of director and officer compensation and to mislead shareholders into believing that improprieties exist with respect to such compensation.

     36. Unless Vannini is preliminarily and permanently enjoined from continuing to violate Section 13(d), the regulations promulgated thereunder, and the Bylaws and is instead required to comply with the requirements set forth therein, Coastcast will suffer great and irreparable injury in that, among other things, Coastcast's actual and prospective shareholders will not receive the complete and truthful information to which they are entitled and may base their decisions on the false and misleading information which Vannini has disseminated and continues to disseminate. In addition, Coastcast and the Board will be forced to squander time, effort and financial resources in responding to Vannini's campaign to unseat the Board, all of which fail to comply with applicable legal requirements. Finally, Vannini's continued dissemination of materially misleading statements regarding Coastcast and the Board will cause irreparable damage to Coastcast's relationships with its customers by causing them to question the competence and integrity of Coastcast's management.

     37. There is no threat of irreparable harm to Vannini from such an injunction because Vannini can suffer no cognizable harm from having to conform his conduct to existing legal requirements.

     38. Entry of an injunction as prayed for herein is in the best interest of the public because it will benefit Coastcast's public shareholders by preventing Vannini from forcing Coastcast and the Board to waste time, effort and financial resources in responding to Vannini's improper conduct, ///
and instead will require Vannini to conform his conduct to comply with applicable legal requirements.

                            SECOND CLAIM FOR RELIEF
                            -----------------------
                      (INJUNCTIVE RELIEF FOR VIOLATION OF
             SECTION 14(a) OF THE EXCHANGE ACT (15 U.S.C. (S) 78n)
                    AND REGULATIONS PROMULGATED THEREUNDER)

     39. Coastcast realleges and incorporates by reference the allegations contained in paragraphs 1 through 38, above.

     40. Vannini's actions alleged above constitute solicitations to security holders within the meaning of SEC Rule 14a-1(l), promulgated pursuant to Section 14(a) of the Exchange Act. Vannini has a duty under Section 14(a) of the Exchange Act and the regulations promulgated thereunder to disclose all material facts in his proxy materials, press releases, news articles and other materials he has caused or will cause to be publicly disseminated to Coastcast shareholders and to refrain from making, in those materials, material misrepresentations and omitting to state material facts necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Vannini is violating that duty.

     41. As alleged above, Vannini's proxy materials, press releases, news articles and other materials described above contain statements that are materially false and misleading and omit to state material facts necessary to make the statements made, in light of the circumstances under which they are made, not misleading, including the following:
///

          a. Vannini represents that he holds a B.A. in Economics from UCLA and an MBA from Columbia. Coastcast is informed and believes and based thereon alleges that these representations are false and that Vannini did not receive degrees from these universities.

          b. Vannini represents that he acquired his shares of stock in Coastcast with his personal funds. However, despite repeated chances to do so, Vannini has refused to confirm that he did not purchase the stocks on margin or otherwise obtain assistance from other sources in financing the purchases - - thus leading to the reasonable deduction that he in fact obtained such assistance.

          c. Vannini claims that his purpose in accumulating Coastcast stock and attempting to seize control is to increase shareholder value. Vannini also claims that he is acting alone in his efforts to do so. Coastcast is informed and believes and based thereon alleges that Vannini is a member of a group consisting of, among others, his proposed nominees to the board, and that his failure to disclose this fact is a material omission.

          d. Vannini has similarly failed to disclose whether he has any "contracts, arrangements, understandings or relationships" with respect to Coastcast securities, including any such arrangements or understandings with his nominees to the Coastcast board. It belies reason that Vannini and his nominees do not have at least some agreement or understanding - - including, at the least, an indemnification agreement - - Vannini's failure of which to disclose is a material omission.

          e. Vannini has represented that he intends to ask the shareholders not only to elect his slate of three candidates and himself to the Board but also to elect three persons who are presently Board members, Messrs. Buehler, Mora and Loucks. However, in contravention of SEC Rule 14a-4, Vannini has failed to obtain the consent of these individuals to serve on the board he proposes. Notwithstanding his failure to even contact the existing board members to inquire as to whether they would support him and serve on a board of his choosing, Vannini's public pronouncements and preliminary proxy materials give the impression that Messrs Buehler, Mora and Loucks do, in fact, support him and are thus misleading.

          f. Vannini has included two agenda items which are moot. He purports to seek a shareholder vote on two amendments to stock option plans for employees and for non-employee directors, which the Board has rescinded. The Board has publicly announced the rescission and has noted that options cannot be granted under similar future amendments without submitting the amendments to shareholders for approval. This is because the applicable rules of the New York Stock Exchange would require shareholder approval. Vannini has failed to advise the shareholders that there is no need for a shareholder vote to revoke these already rescinded amendments.

          g. Vannini includes a prominent statement that "A VOTE FOR THE VANNINI NOMINEES WILL PROVIDE YOU - AS THE OWNERS OF COASTCAST - WITH AT LEAST FOUR REPRESENTATIVES ON THE COASTCAST BOARD WHO ARE COMMITTED TO MAXIMIZING SHAREHOLDER VALUE." This statement violates Rule 14a-9 because it

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

indirectly impugns the character and integrity of the members of the current Board by implying that they are not committed to maximizing shareholder value without providing any factual support for such an implication.

          h. Vannini falsely claims that Coastcast granted Hans Buehler, its Chairman, 500,000 options in the past three years when, in fact, Coastcast has granted Mr. Buehler only 372,500 options.

          i. Vannini erroneously implies that Coastcast has improperly denied Vannini certain rights to which he is entitled as a shareholder. In fact, those rights are granted only to a shareholder of record, which Vannini is not. These statements are evidently intended to prejudice the Coastcast shareholders against management by insinuating that Coastcast has failed to honor Vannini's demands without any right to do so.

          j. Vannini's proposed proxy card violates the proxy rules in that, among other things, no means are specified for withholding the vote from any one or more of the proposed nominees. In addition, the card, does not contain a statement as to how the proxy will be voted in the election of directors if cumulative voting is invoked.

          k. Vannini fails to advise the shareholders that removal of the directors which he seeks requires the vote of a majority of the outstanding shares and that, therefore, a failure to vote on that item will be the same as a vote against the matter.

          l. With respect to proxies, Vannini fails to state whether he intends to request cumulative voting in

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

connection with the election of directors and whether, if cumulative voting is requested by another shareholder, how he will vote the proxies granted under his solicitation.

          m. Vannini also fails to disclose what his purpose is as to the various changes he proposes for resolution at the special shareholders' meeting he has demanded, whether it be merger, divestiture of assets or simply leveraging a favorable stock repurchase for his own benefit.

          n. Vannini further states that he "voluntarily dismissed [his San Francisco action] but may pursue other legal action", which is wholly misleading. Vannini fails to state that he dismissed his San Francisco action in the face of a motion filed by Coastcast which challenged the validity of Vannini's lawsuit and which requested sanctions against Vannini and his counsel. Vannini also failed to disclose that the court indicated that it would have denied Vannini's request to hold a special meeting of shareholders on September 22, 1998 (which alleged meeting Vannini announced to the public before filing any proxy materials).

     42. Moreover, Vannini has purported to set forth the alleged background of his proposed nominees to Coastcast's board (including Vannini) but has omitted material information relevant to those candidates' integrity and ability to manage Coastcast, including:

          a. That Vannini had tax liens assessed against him in the amount of $1,248,899.94, which were, significantly, released just before Vannini commenced his purchases of Coastcast stock in April 1998.

          b. That Vannini had another tax lien against him in the amount of $424,846.06, which was released in October 1996.

          c. That Vannini had various lawsuits filed against him arising out of his failure to re-pay student loans.

          d. That Vannini's nominee, John Rehfeld, abruptly resigned from "Proxima Corporation" at a time when the company was forecasting heavy losses.

          e. That Mr. Rehfeld has recently been sued by shareholders of Proxima Corporation and Wonderware Corporation (where he was, until March 1998, a director) for artificially inflating the stock of the respective companies.

     43. Unless Vannini is preliminarily and permanently enjoined from continuing to violate Section 14(a) and the regulations promulgated thereunder, and is instead required to comply with the requirements set forth therein, Coastcast's shareholders will suffer great and irreparable injury in that, among other things, they may base their votes at any future shareholders' meeting (including the alleged shareholders, meeting that Vannini has purported to call) on Vannini's false and misleading information and the free exercise of their voting rights will thus be frustrated. In addition, Coastcast and the Board will be forced to squander time, effort and financial resources in responding to Vannini's unlawful solicitations of Coastcast shareholders for their votes and in responding to Vannini's campaign to unseat the Board. Finally, Vannini's continued dissemination of materially misleading statements about the Board and its management of Coastcast will cause irreparable damage to Coastcast's relationships with its customers by causing

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

them to question the competence and integrity of Coastcast's management.

     44. There is no threat of irreparable harm to Vannini from such an injunction, because Vannini can suffer no cognizable harm from having to conform his conduct to existing legal requirements.

     45. Entry of an injunction as prayed for herein is in the best interest of the public because it will benefit Coastcast's public shareholders by preventing Vannini from forcing Coastcast and the Board to waste time, effort and financial resources in responding to Vannini's improper conduct, and instead will require Vannini to conform his conduct to comply with applicable legal requirements.

                             THIRD CLAIM FOR RELIEF
                             ----------------------
                              (DECLARATORY RELIEF)

     46. Coastcast realleges and incorporates by reference the allegations contained in paragraphs 1 through 45, above.

     47. An actual controversy has arisen and now exists relating to the parties' respective rights and duties in that Coastcast contends that no special meeting of shareholders can be held until such time as the Court has decided (a) whether the issues identified by Vannini as agenda items are appropriate issues for discussion and a shareholder vote; (b) what additional and corrective disclosures Vannini will have to make; (c) what Vannini will be permitted to include in the proxy materials; and (d) what Coastcast's obligations are to its shareholders with respect to the conduct of the meeting. Coastcast is informed and

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

believes and on that basis alleges that Vannini will dispute those contentions.

     48. Coastcast desires a judicial determination of its rights and duties under the applicable law and a declaration that Vannini is not entitled to have a special meeting of shareholders in the same time frame and with the same agenda as presented in Vannini's preliminary proxy materials.

     49. A judicial declaration is necessary and appropriate at this time in order that Coastcast may ascertain its rights and duties and determine whether and under what conditions it is required to comply with Vannini's demands.

                                     PRAYER
                                     ------
     WHEREFORE, Coastcast demands judgment as follows:

     A.   For a preliminary and permanent injunction that orders Vannini:

          1. to refrain from distributing proxy materials filed by Vannini on or about August 28, 1998 ("the Proxy Materials") to Coastcast's shareholders or otherwise taking any steps to solicit any proxies, consents, or authorizations with respect to the Proxy Materials;

          2. to correct the various misstatements in Vannini's Schedule 13D, Proxy Materials, press releases, and other statements to the shareholders, as well as to make all necessary disclosures in those same documents, as set forth herein;

          3. to refrain from all proxy solicitation and stock acquisition activities until 15 days after Vannini's corrected Schedule 13D and Proxy Materials are filed with the SEC and Vannini has issued a corrective press release;

          4. to refrain from exercising any proxies obtained by virtue of Vannini's illegal proxy solicitation activities;

          5. to refrain from preparing, filing or disseminating any information, notice, statement, report, form, schedule, proxy statement, form of proxy, notice of meeting, letter, memorandum or other document or communication of any kind to any shareholder which is reasonably calculated to influence the vote of a shareholder with respect to any corporate action, or which is otherwise reasonably calculated to result in the procurement, withholding or revocation of a proxy, which contains any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

     B. For a declaration that (a) the issues regarding amendments to the stock option plans identified by Vannini as agenda items are not appropriate issues for discussion and a shareholder vote; and (b) that Coastcast does not have to call a special meeting of shareholders until Vannini makes the additional disclosures referred to herein and excludes from his proxy materials all false and misleading information.

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

     C. For such other and further relief as the Court may deem just and proper.


DATED:  September 18, 1998          GIBSON, DUNN & CRUTCHER LLP
                                    KEVIN S. ROSEN
                                    WILLIAM E. THOMSON

                                       -  and  -

                                    JEFFER, MANGELS, BUTLER & MARMARO LLP
                                    JULIA J. RIDER
                                    ADRIANNE J. BROWNSTEIN


                                    By: /s/ Julia J. Rider
                                    -------------------------
                                    JULIA J. RIDER
                                    Attorneys for Plaintiff
                                    COASTCAST CORPORATION

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